CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2011, relating to the financial statements and financial highlights which appears in the December 31, 2010 Annual Report to Shareholders of Matthews Asian Growth and Income Fund, Matthews Asia Dividend Fund, Matthews China Dividend Fund, Matthews Asia Pacific Fund, Matthews Pacific Tiger Fund, Matthews China Fund, Matthews India Fund, Matthews Japan Fund, Matthews Korea Fund, Matthews Asia Small Companies Fund and Matthews Asia Science and Technology Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, California
November 29, 2011